EXHIBIT 11
                              CenturyTel, Inc.
                      COMPUTATIONS OF EARNINGS PER SHARE
                                 (UNAUDITED)
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                                                 Three months         Six months
                                                ended June 30,      ended June 30,
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                                                1999      1998      1999      1998
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                                               (Dollars, except per share amounts,
                                                and shares expressed in thousands)
Income (Numerator):

Net income                                    $ 53,462   64,191   114,567   121,885
Dividends applicable to preferred stock           (102)    (102)     (204)     (204)
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Net income applicable to common stock           53,360   64,089   114,363   121,681
Dividends applicable to preferred stock            102      102       204       204
Interest on convertible securities, net of taxes    63       93       126       186
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Net income as adjusted for purposes of
  computing diluted earnings per share        $ 53,525   64,284   114,693   122,071
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Shares (Denominator): *

Weighted average number of shares:
   Outstanding during period                   139,321  137,484   138,944   137,263
   Employee Stock Ownership Plan shares
     not committed to be released                 (469)    (562)     (489)     (577)
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Number of shares for computing basic
  earnings per share                           138,852  136,922   138,455   136,686

Incremental common shares attributable to
  additional dilutive effect of convertible
  securities                                     2,609    3,106     2,790     3,015
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Number of shares as adjusted for purposes of
  computing diluted earnings per share         141,461  140,028   141,245   139,701
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Basic earnings per share *                    $    .38      .47       .83       .89
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Diluted earnings per share *                  $    .38      .46       .81       .87
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*  Reflects March 1999 stock split.  See Note 4.
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